EXHIBIT (11) COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                        Three Months Ended        Twelve Months Ended
                                    ------------------------    -------------------------
                                      Dec. 31,     Dec. 31,       Dec. 31,     Dec. 31,
                                        1996         1995           1996         1995
                                        ----         ----           ----         ----
Net income                          $ 5,455,000   $ 3,955,000   $20,427,000   $ 9,340,000
Primary earnings per share:

Weighted average number of common
 shares outstanding                  15,977,906    15,667,280    15,956,936    12,977,814

  Add: Shares arising from the
    assumed exercise of stock
    options (as determined under
    the Treasury Stock Method)          141,662       394,336       138,870        98,584
                                    -----------   -----------   -----------   -----------

  Weighted average of common
    and  equivalent shares           16,119,568    16,061,616    16,095,806    13,076,398
                                    ===========   ===========   ===========   ===========

      Primary earnings per share    $       .34   $       .25   $      1.27   $       .72
                                    ===========   ===========   ===========   ===========

Fully diluted earnings
 per share (1):

  Weighted average of common and
    equivalent shares outstanding
    (as determined for the Primary
    earnings per share calculation
    above)                           16,119,568    16,061,616    16,095,806    13,076,398

  Add: Additional shares arising
    from the assumed exercise of
    stock options (as determined
    under the Treasury Stock
    Method)                                  --            --            --            --
                                    ===========   ===========   ===========   ===========

Weighted average of common and
  equivalent shares                  16,119,568    16,061,616    16,095,806    13,076,398
                                    ===========   ===========   ===========   ===========
  Fully diluted earnings per share  $       .34   $       .25   $      1.27   $       .72


(1) This calculation is submitted in accordance with the Securities Act of 1933 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

     Amounts have been restated to reflect a two-for-one stock split effective on February 28, 1997.




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